Exhibit 99.1

Press Release

Scripps adopts limited-duration shareholder rights plan

Protects long-term value for all shareholders

NOV. 26, 2025 — The E.W. Scripps Company’s (NASDAQ: SSP) board of directors has approved the adoption of a limited-duration shareholder rights plan following the public disclosure of an unsolicited, non-binding acquisition proposal for the company.

The board adopted the rights plan to ensure that all shareholders receive full value in connection with any proposal to acquire the company. The rights plan is intended to protect shareholders from coercive tactics and to provide the board with time to thoroughly evaluate the offer and any other potential strategic alternatives. The rights plan is effective immediately and will expire in one year.

The rights plan leaves open all paths to create shareholder value

Kim Williams, the chair of Scripps’ board, said, “The board is committed to acting in the best interests of all Scripps shareholders. The rights plan safeguards shareholders’ ability to receive appropriate value for their investment and ensures that the board can assess the recently received proposal, and any strategic alternatives, in a thoughtful and orderly manner.”

About the rights plan

Pursuant to the rights plan, Scripps will issue, by means of a dividend, one Class A common share right for each outstanding Class A common share and one common voting share right for each outstanding common voting share to shareholders of record on the close of business on Dec. 8, 2025. Initially, these rights will not be exercisable and will trade with, and be represented by, the Class A common shares and the common voting shares, respectively.

The rights plan is effective immediately and has a one-year duration, expiring on Nov. 26, 2026.

Under the rights plan, the rights generally become exercisable only if a person or group (each, an “acquiring person”) acquires beneficial ownership of 10% or more of the outstanding Class A common shares. In that situation, each holder of a Class A common share right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the exercise price, additional Scripps Class A common shares at a 50% discount to the then-current market price. In addition, if Scripps is acquired in a merger or other business combination after an unapproved party acquires more than 10% of the outstanding Class A common shares, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock at a 50% discount. The board may, at its option, exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one Class A common share per outstanding right, subject to adjustment. Except as provided in the rights plan, the board is entitled to redeem the rights at $0.001 per right.

If a person or group beneficially owns 10% or more of the outstanding Class A common shares prior to Scripps’ announcement of its adoption of the rights plan, then that person’s or group’s existing ownership percentage will be grandfathered, although, with certain exceptions, the rights will become exercisable if at any time after the announcement of the adoption of the rights plan such person or group increases its ownership of Class A common shares by more than 0.10% of outstanding Class A common shares.

Additional details regarding the rights plan are contained in a Form 8-K to be filed by Scripps with the U.S. Securities and Exchange Commission.

Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com

About Scripps

The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, ION Plus, ION Mystery, Bounce, Grit and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”

Forward-looking statements

This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forwardlooking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.